EXHIBIT 21.1

                       CHANDLER (U.S.A.), INC. AND SUBSIDIARIES
                            SUBSIDIARIES OF THE REGISTRANT

1. National American Insurance Company, an Oklahoma corporation that is a wholly owned subsidiary of Chandler USA.

2. Chandler Insurance Managers, Inc., an Oklahoma corporation that is a wholly owned subsidiary of Chandler USA.

3. Chandler Capital Trust I, a Delaware corporation that is a wholly owned subsidiary of Chandler USA.

4. Chandler Capital Trust II, a Delaware corporation that is a wholly owned subsidiary of Chandler USA.